SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C.  20549


                                     FORM 8-K

                 CURRENT REPORT pursuant to Section 13 or 15(d) of
                        the Securities Exchange Act of 1934

        Date of Report   (Date of earlier event reported)  July 29, 2003


                              COVEST BANCSHARES, INC.
               (Exact name of Registrant as specified in its charter)


              Delaware               0-20160               36-3820609
           (State or other      (Commission File No.)      (IRS Employer
            jurisdiction of                                 Number)
            Incorporation)


                  749 Lee Street, Des Plaines, Illinois    60016
               (Address of principal executive offices)  (Zip Code)

         (Registrant's telephone number, including area code)  847-294-6500



Item 5.  Other Events

On Tuesday, July 29, 2003, the Company issued a press release pertaining to second quarter 2003 results. The text of the press release is attached hereto as Exhibit 99.1.


Item 7.  Financial Statements and Exhibits

Exhibit 99.1   Second Quarter 2003 Earnings Release


                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 29, 2003


                          COVEST BANCSHARES, INC.



                          By:   /S/ JAMES L. ROBERTS
                                -----------------------------
                                James L. Roberts
                                President and
                                Chief Executive Officer


                          By:   /S/ PAUL A. LARSEN
                                -----------------------------
                                Paul A. Larsen
                                Executive Vice President and
                                Chief Financial Officer

CoVest Bancshares, Inc. Reports a 2% Increase in Net Income for the Second Quarter of 2003 over the same period in 2002 and a 19% Increase over First Quarter of 2003.

DES PLAINES, IL. July 29, 2003 - CoVest Bancshares, Inc.'s (Nasdaq/COVB) Net income for the second quarter of 2003 was $1,707,000, up 2% over $1,680,000 for the same period in 2002, and up 19% over $1,430,000 for the first quarter of 2003. Basic earnings per share were $0.50, a 2% increase compared to $0.49 for the same period in 2002, and a 19% increase over $0.42 for the first quarter of 2003. Diluted earnings per share were $0.48, a 2% increase compared to $0.47 for the same period in 2002, and a 20% increase over $0.40 for the first quarter of 2003.

Return on average equity and return on average assets for the second quarter of 2003 were 13.80% and 1.11% respectively, compared to 14.61% and 1.11% for the same quarter in 2002. Return on average equity and return on average assets for the first quarter of 2003 were 11.70% and 0.95% respectively.

The Company's efficiency ratio for the second quarter of 2003 improved to 54.16% compared to 55.89% for the same period in 2002. The Company's efficiency ratio for the first quarter of 2003 was 58.84%. The goal for 2003 is to maintain an efficiency ratio at lower than 56%.

Net interest income for the second quarter of 2003 increased $246,000, or a 5% increase compared to the same period in 2002, or a 4% increase compared to the first quarter of 2003. Net interest margin for the second quarter of 2003 was 3.64%, or a 3% increase compared to 3.54% for the same period in 2002 versus 3.56% for the first quarter of 2003. The net interest spread for the second quarter of 2003 was 3.35%, a 6% increase compared to 3.17% for the second quarter of 2002, or a 4% increase compared to 3.23% for the first quarter of 2003. The average yield on interest earning assets for the second quarter of 2003 was 5.63%, a 62 basis points decrease compared to 6.25% for the same period in 2002. The average cost of interest bearing liabilities for the second quarter of 2003 was 2.28%, an 80 basis point decrease compared to 3.08% for the same period in 2002. The decrease in the cost of average interest bearing liabilities exceeded the decrease in the yield on average interest earning assets. The increase in average non-interest bearing deposits by $3.8 million, or 12%, contributed to the improved interest margin.

The Company's total interest income (tax equivalent) on earning assets decreased 9% to $8,355,000 for the second quarter of 2003, compared to $9,134,000 for the same period in 2002. It was the Company's strategy since 2002 to concentrate in funding adjustable rate loans to minimize exposure to rising interest rates. The Company has been asset sensitive since February 2002. The Company's loan portfolio was comprised of 81% adjustable/floating rate loans at June 30, 2003. The average balance of loans for the second quarter of 2003 increased 7% to $544.4 million, compared to $507.0 million for the same period in 2002. The biggest increase was in multi-family loans, which is mostly comprised of adjustable rate term loans with floors and prepayment penalties established upon origination. The Company repurchased $16.5 million of medium-term multi-family loan participations that have an average yield of 7.00%, in April 2003. Loan principal prepayments in the multi-family loan portfolio for the second quarter of 2003 totaled $20.0 million. Loan costs associated with loan prepayments, which are accounted for as reduction to interest income, amounted to $57,000 for the second quarter of 2003. The average yield on loans for the second quarter of 2003 decreased to 5.76%, a 79 basis point decrease compared to 6.55% for the same period in 2002. The increased volume of loans partially offset the effect of income reduction from falling rates. In February 2002, the Company set a 5.00% floor on its home equity loan portfolio. The average balance of home equity and home improvement loans decreased 16% to $26.9 million for the second quarter of 2003, compared to $32.0 million for the same period in 2002. The Company's ALCO Committee at its May 2003 meeting approved the removal of the 5.00% floor, effective August 2003. The Company hopes that the change in pricing strategy will help to increase loan volume. The average balance of investments for the second quarter of 2003 decreased 36% to $49.4 million, compared to $77.2 million for the same period in 2002. The Company limits its investment purchases to cover collateral requirements for its borrowings and repurchase agreements. The average yield on investments for the second quarter of 2003 was 4.13%, a 14 basis point decrease compared to 4.27% for the same period in 2002. Overnight investments averaged $5.4 million in the second quarter of 2003, a 69% decrease compared to $17.7 million for the same period in 2002. The redeployment of funds to higher yielding loans contributed to a higher interest margin for the second quarter of 2003 as compared to the same period in 2002 and the first quarter of 2003. Included in equity investments at the holding company are $1.7 million of trust preferred issues with fixed rates ranging from 8.25% to 10.00%.

Total interest expense for the second quarter of 2003 decreased 26% to $2,946,000, compared to $3,961,000. The average balance of interest-bearing deposits was $442.9 million for the second quarter of 2003, a 1% increase compared to $437.5 million for the same period in 2002. Money market accounts decreased 27% to $74.4 million, certificates of deposit decreased 18% to $139.5 million, while savings accounts increased 71% to $118.7 million. Until April 1, 2003, the relationship savings (with related checking accounts) rate was 2.25% while the regular savings (with no related checking accounts) rate was 1.75%. The decline in the average weekly money market account index to 1.07% for the year and the reduced rates on short-term certificates of deposit caused customers to shift their deposits to savings accounts. In April 2003, the Company reduced the relationship savings rate to 1.50% and the regular savings rate to 1.00%. The relationship savings accounts totaled $98.3 million at June 30, 2003, compared to $97.7 million at March 31, 2003. The Company believes the new savings account pricing is still competitive in its market area. Purchased certificates of deposit increased 15% to $71.6 million for the second quarter of 2003, compared to $62.3 million for the same period in 2002. The cost of purchased funds for the second quarter of 2003 was 89 basis points less than that of the same period in 2002. The total cost of deposits for the second quarter of 2003 was 2.10%, 82 basis points less than the 2.92% for the same period in 2002. The average balance of borrowings for the second quarter of 2003 decreased 5% to $73.5 million, compared to $77.3 million for the same period in 2002. The average cost of borrowings for the second quarter of 2003 was 3.39%, 60 basis points less than 3.99% for the same period in 2002.

The provision for loan losses was $300,000 for the second quarter of 2003 versus $164,000 for the same period in 2002. The net charge-offs for the second quarter of 2003 were $128,000, compared to $164,000 for the same period in 2002. The ratio of net charge-offs to average loans for the second quarter of 2003 was 0.02% compared to 0.03% for the same period in 2002. The ratio of allowance for loan losses to total outstanding loans at June 30, 2003 was 1.30% compared to 1.34% at June 30, 2002.

On a quarterly basis, management of the Company meets to review the adequacy of the Allowance for Loan Losses. Each loan officer grades his or her individual commercial credits and the Company's outsourced loan review function validates the officers' grades. In the event that the loan review results in a downgrade of the loan, it is included in the allowance analysis at the lower grade. The grading system is in compliance with the regulatory classifications and the allowance is allocated to the loans based on the regulatory grading, except in instances where there are known differences (i.e. collateral value is nominal, etc). Once the specific portion of the allowance is calculated, management then calculates a historical portion for each loan category based on loan loss history, current economic conditions and trends in the portfolio, including delinquencies and impairments. As a result of this analysis, management believes that the allowance for losses on loans at June 30, 2003 was at a level adequate to absorb probable incurred losses on existing loans, although there can be assurance that such losses will not exceed the estimated amounts.

Non-interest income for the second quarter of 2003 was at relatively the same level compared to the second quarter of 2002. Loan charges and servicing fees decreased $4,000. Loan charges increased $15,000 while loan servicing fees decreased $19,000. An average of 588 loans were serviced in the second quarter of 2003 compared to 947 loans in the second quarter of 2002. Prepayment fees decreased 28% to $355,000 for the second quarter of 2003, compared to $494,000 for the same period in 2002. Loan prepayments for the second quarter of 2003 totaled 27 loans for $20.0 million compared to 40 loans for $29.7 million for the same period in 2002. Mortgage banking fees for the second quarter of 2003 increased 93% to $264,000, compared to $137,000 for the same period in 2002. Other income for the second quarter of 2003 decreased 73% to $24,000, compared to $89,000 for the same period in 2002. Included in other income for 2002 was $65,000 representing interest on 1992 and 1993 State of Illinois income tax refunds. Included in other income for 2003 was $3,000 representing interest on 1999 and 2000 State of Illinois income tax refunds.

Non-interest expense for the second quarter of 2003 remained at relatively the same level to that of the second quarter of 2002. Compensation and benefits decreased $99,000 to $1,750,000, compared to $1,849,000. Payroll taxes decreased $26,000 and 401K employer match decreased $10,000. Group medical self-insurance decreased $79,000 compared to 2002 due to medical insurance being accrued based on average insurance claims compared to 2002 where accrual was based on maximum insurance claims. Education and training expenses decreased $27,000. Post retirement expenses decreased $14,000 as the plan was frozen in 2002 and benefits will only be provided to current retirees. ESOP expense increased $48,000, that included $23,000 of stock price appreciation on released ESOP shares. Commissions and incentives increased $14,000. Commissions increased $73,000 due to greater mortgage loan originations in the second quarter of 2003 compared to the same period in 2002. Incentive compensation on retail banking increased $7,000. Bonus expense decreased $64,000. Committee incentives decreased $2,000. Occupancy and equipment expenses decreased $10,000 due to planned computer upgrades and the purchase of a replacement van. These projects will be revisited since the acquisition has been terminated. Data processing expenses increased $27,000. Core processing expenses increased $10,000, internet maintenance expenses increased $11,000. REO expenses decreased $73,000. The average balance of REO for the second quarter of 2002 was $1.0 million compared to none for the second quarter of 2003. Other expenses increased $164,000. Legal expenses increased $109,000, which included $70,000 related to the proposed acquisition of the Company. Audit expenses increased $40,000 as the Company reactivated services that had been placed on hold because of the proposed acquisition of the Company. Consulting fees increased $25,000, also from fees related to the proposed acquisition of the Company. Deposit related expenses decreased $13,000, mainly from outclearing chargeback losses that decreased $11,000. General and administrative expenses remained at relatively the same levels in the second quarter of 2003 as compared to the same period in 2002. In addition to out-of-pocket expenses incurred by the Company in connection with the terminated merger agreement, the Company also incurred lost opportunity costs associated with the delay in implementing its business strategies and resulting from the disruption of its normal operations. The Company may also incur additional future recruiting and compensation expenses to replace some officers who left the Company, while the merger agreement was pending, for other employment opportunities.

Income tax expense decreased $62,000 to $976,000 for the second quarter of 2003, compared to $1,038,000 for the same period in 2002. The effective tax rate was 37% for the second quarter of 2003 as compared to 38% for the same period in 2002.

Total assets increased 3% to $624.2 million as of June 30, 2003, as compared to $608.9 million at December 31, 2002. Total liabilities increased 2% to $573.8 million as of June 30, 2003, as compared to $560.3 million at December 31, 2002. Stockholders' equity increased 4% to $50.5 million as of June 30, 2003, as compared to $48.6 million at December 31, 2002.

Cash and cash equivalents increased to $28.2 million at June 30, 2003 from $7.6 million at December 31, 2002. The increase resulted from an increase in interest bearing deposits. The funds will be used to pay down Federal Home Loan Bank Term Advances in the next 30 days.

Securities decreased 22% to $38.4 million as of June 30, 2003 from $49.2 million at December 31, 2002. The Company limits its investment purchases to cover collateral requirements for its borrowings and repurchase agreements.

Net loans receivable increased 1% to $541.9 million as of June 30, 2003, compared to $535.0 million at December 31, 2002. The multi-family loan portfolio increased 7% to $270.2 million as of June 30, 2003, compared to $252.7 million at December 31, 2002. The Company repurchased $16.5 million of previously participated multi-family loans in April 2003. The multi-family loan portfolio is comprised of adjustable rate loans indexed to prime, the 91-day Treasury bill rate, and 1 year, 3 year and 5 year Treasury notes. The loans have floors and prepayment penalties established upon origination. The loan principal prepayments in the multi-family loan portfolio amounted to $34.8 million for the first six months of 2003. Construction loans increased 6% to $57.6 million as of June 30, 2003, compared to $54.4 million at December 31, 2002. The increase in construction loans represented draws on previously approved commitments. The increases in multi-family loans and construction loans were offset by decreases in commercial loans by 6%, commercial real estate loans by 5%, mortgage loans by 5% and consumer loans by 11%. In the consumer loan portfolio, auto loans decreased 26% to $5.4 million as of June 30, 2003, compared to $7.3 million at December 31, 2002. Automobile manufacturers' zero percentage rate loans continue to impact the new loan fundings.

Total deposits increased 4% to $490.9 million as of June 30, 2003, compared to $473.6 million at December 31, 2002. Non-interest bearing checking accounts increased 13% to $38.0 million as of June 30, 2003, compared to $33.7 million as of December 31, 2002. Interest-bearing checking accounts increased 7% to $37.2 million as of June 30, 2003, compared to $34.8 million at December 31, 2002. Savings accounts increased 24% to $117.6 million as of June 30, 2003, compared to $94.9 million at December 31, 2002. In April 2003, the Company reduced its regular savings (with no related checking account) account rate from 1.75% to 1.00% and its relationship savings (with related checking account) account rate from 2.25% to 1.50%. The balance of savings accounts remained at relatively the same level since March 2003. The relationship savings accounts totaled $98.3 million at June 30, 2003 compared to $97.7 million at March 31, 2003. The Company believes that the savings account pricing is still competitive in its market area. Money market accounts decreased 15% to $73.0 million as of June 30, 2003, compared to $85.4 million at December 31, 2002. The Company believes that the decrease in the average weekly money market account index rate to 1.07% caused the decrease in the accounts. On June 16, 2003, the money market account index rate dropped to below 1%. The floor rate for money market accounts has been 1.00% since January 30, 2003. Certificates of deposit decreased 10% to $139.8 million as of June 30, 2003, compared to $156.0 million at December 31, 2002. Purchased certificates of deposit increased 25% to $83.7 million as of June 30, 2003, compared to $66.9 million at December 31, 2002. The Company purchased brokered certificates of deposit totaling $11.1 million with an average rate of 1.71% in the second quarter of 2003. The remainder of the increase consisted of deposits from public institutions placed by their local deposit brokers.

Total borrowings decreased 6% to $70.1 million as of June 30, 2003, compared to $74.3 million at December 31, 2002. Short-term borrowings decreased 22% to $37.1 million as of June 30, 2003, compared to $47.4 million at December 31, 2002. The Company paid off $3.2 million of FHLB overnight borrowings, $5.0 million of overnight borrowings from a commercial bank correspondent and $1.0 million of the Company's line of credit incurred in connection with the Company's stock repurchase program. The $1.0 million was paid in dividends from the Bank to the Company in April. Repurchase agreements decreased $0.8 million. Long-term borrowings increased 22% to $33.0 million as of June 30, 2003, compared to $27.0 million at December 31, 2002. The Company purchased two FHLB fixed term advances for $3.0 million each, at a cost of 2.06% with a 3-year term, and 2.77% with a 5-year term during the second quarter of 2003.

Stockholders' equity totaled $50.5 million at June 30, 2003, compared to $48.6 million at December 31, 2002. The number of shares outstanding excluding unallocated Employee Stock Ownership Plan shares was 3,382,723 and the book value per common share outstanding was $14.92, a 10% increase over $13.62 per share outstanding at December 31, 2002.

On February 22, 2002, the Employee Stock Ownership Plan purchased 81,477 shares of CoVest Bancshares, Inc. common stock, held in the Company's treasury, for an aggregate purchase price of $1,500,000, or $18.41 per share.

Shares issued to the ESOP are allocated to ESOP participants based on principal repayments made by the ESOP on the loan from the Company. The loan is secured by shares purchased with the loan proceeds and will be repaid by the ESOP with contributions from the Company. $555,586 of principal plus interest has been repaid since the inception of the loan.

The Company announced its 26th stock repurchase program in March 7, 2003, enabling the Company to repurchase 100,000 shares of its outstanding stock. A total of 13,525 shares were repurchased at an average price of $28.00 through July 29, 2003.

At June 30, 2003, the allowance for loan losses was $7.1 million compared to $7.0 million at December 31, 2002. The Company recognized net charge-offs of $437,000 for the six months ended June 30, 2003. During this period, the Company recorded a $159,000 recovery on a multi-family loan which is currently in non accrual status. In June 2002, $159,000 was charged off on this loan. The loan will remain in non-accrual status pending a continuing overall improvement in the outstanding credit. The Company provided $515,000 to the allowance for loan losses. The ratio of the allowance for loan losses to outstanding loans at June 30, 2003 was 1.30%, the same level at December 31, 2002. Management believes that the allowance for loan losses at June 30, 2003 was at a level adequate to absorb probable incurred losses on existing loans. However, there can be no assurance that such losses will not exceed estimated amounts.

At June 30, 2003, total non-performing loans amounted to $4,982,000, or 0.92% of net loans, compared to $5,967,000, or 1.12% of net loans at December 31, 2002. The ratio of non-performing loans to total assets was 0.80% at June 30, 2003, compared to 0.98% at December 31, 2002. Of the $3,016,000 commercial real estate loans to related borrowers in non-accrual status at December 31, 2002, $300,000 was charged-off in the first quarter of 2003 and an additional $300,000 was charged off in May 2003 due to the receipt of a new appraisal on these properties. The $1,614,000 of non-performing multi-family loans consists of $565,000 loans to related borrowers and a $1,049,000 loan. The $1,049,000 loan was originally for $1,426,000 and $159,000 of this loan was charged off prior to its move to non-accrual status in June 2002. In June 2003, this loan was upgraded and the $159,000 that had been charged off was reversed and booked as recovery, with an increase in the balance of the loan to $1,049,000. The Company considered these loans in the June 30, 2003 analysis for allowance for loan losses. As of June 30, 2003, loans delinquent 90 days or more and still accruing amounted to $321,000. The $1,416,000 of commercial loans and $38,000 of consumer loans delinquent 90 days or more and still accruing at December 31, 2002 have been made current. The $14,000 commercial lease loan delinquent 90 days or more and still accruing at December 31, 2002 was charged-off in the first quarter.

The $661,000 other real estate owned at December 31, 2002 was sold in February 2003. The Company incurred $57,000 of expenses and a loss on the sale was $27,000, which was included as a reduction to other income.

Along with other financial institutions, management shares a concern for the outlook of the economy for 2003 and beyond. A slowdown in economic activity has severely impacted several major industries as well as the economy as a whole. Even though there are numerous indications of emerging strength, it is not certain that this strength is sustainable. In addition, consumer confidence may be negatively impacted by the decline in equity prices. These events could still adversely affect cash flows for both commercial and individual borrowers, as a result of which, the Company could experience increases in problem assets, delinquencies and losses on loans.


TERMINATION OF THE MERGER AGREEMENT

The Company entered into an Agreement and Plan of Reorganization with Midwest Banc Holdings, Inc. on November 1, 2002. The merger agreement was terminated on June 30, 2003 due to the inability of the parties to agree upon the terms of an extension of the merger agreement.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, the following:

* The strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of the Company's assets.

* The economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks.

* The effects of, and changes in, federal, state and local laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters.

* The effects of changes in interest rates (including the effects of changes in the rate of prepayments of the Company's assets) and the policies of the Board of Governors of the Federal Reserve System.

* The ability of the Company to compete with other financial institutions as effectively as the Company currently intends due to increases in competitive pressures in the financial services sector.

* The inability of the Company to obtain new customers and to retain existing customers.

* The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet.

* Technological changes implemented by the Company and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to the Company and its customers.

* The ability of the Company to develop and maintain secure and reliable electronic systems.

* The ability of the Company to retain key executives and employees and the difficulty that the Company may experience in replacing key executives and employees in an effective manner.

* Consumer spending and saving habits which may change in a manner that affects the Company's business adversely.

* Business combinations and the integration of acquired businesses which may be more difficult or expensive than expected.

* The costs, effects and outcomes of existing or future litigation.

* Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board.

* The ability of the Company to manage the risks associated with the foregoing as well as anticipated.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including other factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)
                                          THREE MONTHS ENDED
                                       JUNE 30,        JUNE 30,
                                         2003            2002         %CHANGE
                                      ----------      ----------      --------
Earnings:

   Net Interest Income (FTE)          $5,409,000      $5,173,000           5%

   Net Income                         $1,707,000      $1,680,000           2%

   Per Share

      Basic                                $0.50           $0.49           2%

      Diluted                              $0.48           $0.47           2%

Key Ratios:

   Return on Average Assets                 1.11%           1.11%          0%

   Return on Average Equity                13.80%          14.61%         -6%

   Net Interest Margin                      3.64%           3.54%          3%

   Average Stockholders' Equity to
     Average Assets                         8.07%           7.62%          6%

Risk-Based Capital Ratios:

   Tier I

      Company                              11.5%           11.1%           4%

      Bank                                 10.7%           11.1%          -4%

   Total

      Company                              12.8%           12.3%           4%

      Bank                                 12.0%           12.3%          -2%

Common Stock Data:

   Cash Dividends Declared per Share       $0.08           $0.08           0%

   Book Value per Share                   $14.92          $13.62          10%

   Price/Earnings Ratio                    13.10x          12.48x          5%

COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)
                                           SIX MONTHS ENDED
                                       JUNE 30,        JUNE 30,
                                         2003            2002         %CHANGE
                                      ----------      ----------      --------
Earnings:

   Net Interest Income (FTE)         $10,603,000     $10,808,000          -2%

   Net Income                         $3,137,000      $3,293,000          -5%

   Per Share

      Basic                                $0.92           $0.96          -4%

      Diluted                              $0.87           $0.91          -4%

Key Ratios:

   Return on Average Assets                 1.03%           1.10%         -6%

   Return on Average Equity                12.76%          14.38%        -11%

   Net Interest Margin                      3.60%           3.73%         -3%

   Average Stockholders' Equity to
     Average Assets                         8.09%           7.66%          6%

Risk-Based Capital Ratios:

   Tier I

      Company                              11.5%           11.1%           4%

      Bank                                 10.7%           11.1%          -4%

   Total

      Company                              12.8%           12.3%           4%

      Bank                                 12.0%           12.3%          -2%

Common Stock Data:

   Cash Dividends Declared per Share       $0.16           $0.16           0%

   Book Value per Share                   $14.92          $13.62          10%

   Price/Earnings Ratio                    13.10x          12.48x          5%

COVEST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

(Dollars in thousands, except
 per share data)

                                             JUNE 30, 2003        DEC 31, 2002
ASSETS                                       -------------        ------------
------------
CASH ON HAND AND IN BANKS                        $ 12,481            $  7,562

INTEREST BEARING DEPOSITS                          15,706                  17
                                                 --------            --------
   CASH AND CASH EQUIVALENTS                       28,187               7,579

SECURITIES:
   Securities Available-for-Sale                   30,425              41,489
   Federal Home Loan Bank and
      Federal Reserve Bank Stock                    7,999               7,681
                                                 --------            --------
TOTAL SECURITIES                                   38,424              49,170

LOANS RECEIVABLE:
   Commercial Loans                                53,604              56,799
   Multi-Family Loans                             270,165             252,766
   Commercial Real Estate Loans                    80,602              84,607
   Construction Loans                              57,607              54,404
   Commercial Leases                                  258                 522
   Mortgage Loans                                  51,253              54,037
   Consumer Loans                                  33,730              37,902
   Mortgage Loans Held for Sale                     1,793               1,026
                                                 --------            --------
      TOTAL LOANS RECEIVABLE                      549,012             542,063
   Allowance for Loan Losses                     (  7,117)            ( 7,039)
                                                 --------            --------
LOANS RECEIVABLE, NET                             541,895             535,024

ACCRUED INTEREST RECEIVABLE                         2,303               2,639
PREMISES AND EQUIPMENT                              8,423               8,824
OTHER REAL ESTATE OWNED                                 -                 661
GOODWILL                                            1,000               1,084
MORTGAGE SERVICING RIGHTS                              85                 128
OTHER ASSETS                                        3,921               3,812
                                                 --------            --------
TOTAL ASSETS                                     $624,238            $608,921
                                                 ========            ========

COVEST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Continued)
(Unaudited)

(Dollars in thousands, except per share data)

                                             JUNE 30, 2003        DEC 31, 2002
                                             -------------        ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
LIABILITIES:
   Deposits:
      Non-Interest Bearing                       $ 38,049            $ 33,700
      Interest Bearing Checking                    37,163              34,836
      Savings Accounts                            117,564              94,885
      Money Market Accounts                        73,000              85,372
      Certificates of Deposit                     139,807             155,988
      Jumbo CDs                                     1,677               1,880
      Purchased CDs                                83,684              66,946
                                                  -------             -------
                                                  490,944             473,607
   Short-Term Borrowings and Securities
      Sold U/A to Repurchase                       37,135              47,370
   Long-Term Advances from Federal
      Home Loan Bank                               33,000              27,000
   Advances from Borrowers for Taxes and
      Insurance                                     6,232               5,587
   Accrued Expenses and Other Liabilities           6,443               6,771
                                                  -------             -------
TOTAL LIABILITIES                                 573,754             560,335

STOCKHOLDERS' EQUITY:
   Common Stock, par value $.01 per share;
      7,500,000 authorized shares; 4,403,803
      shares issued at 6/30/03 and 12/31/02
      respectively                                     44                  44
   Additional Paid-in Capital                      18,926              18,831
   Retained Earnings                               49,424              46,838
   Treasury Stock, 954,773 shares and
      923,422 shares, held at cost at 6/30/03
      and 12/31/02, respectively                  (17,627)            (16,603)
   Unearned ESOP shares                              (944)             (1,202)
   Accumulated Other Comprehensive Income             661                 678
                                                 --------            --------
TOTAL STOCKHOLDERS' EQUITY                         50,484              48,586
                                                 --------            --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $624,238            $608,921
                                                 ========            ========

COVEST BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)
(Dollars in thousands, except per             THREE MONTHS ENDED   SIX MONTHS ENDED
 share data)                                   JUNE 30,  JUNE 30,  JUNE 30,  JUNE 30,
                                                 2003      2002      2003      2002
INTEREST INCOME                                -------   -------   -------   -------
   Loans and Leases Receivable                 $ 7,845   $ 8,301   $15,726   $17,282
   Mortgage-Backed and Related Securities            -        52         -       114
   Taxable Securities                              266       493       561       907
   Tax Exempt Securities                            44        63        89       126
   Other Interest and Dividend Income              177       192       324       312
                                               -------   -------   -------   -------
   Total Interest Income                         8,332     9,101    16,700    18,741
INTEREST EXPENSE
   Deposits                                      2,324     3,191     4,937     6,433
   Advances from Federal Home Loan Bank            560       711     1,112     1,415
   Other Borrowed Funds                             62        59        94       150
                                               -------   -------   -------   -------
   Total Interest Expense                        2,946     3,961     6,143     7,998
                                               -------   -------   -------   -------
NET INTEREST INCOME                              5,386     5,140    10,557    10,743
   Provision for Loan Losses                       300       164       515       636
                                               -------   -------   -------   -------
NET INTEREST INCOME AFTER PROVISION FOR
   LOAN LOSSES                                   5,086     4,976    10,042    10,107
NON-INTEREST INCOME
   Loan Charges and Servicing Fees                 214       218       394       441
   Loan Prepayment Fees                            355       494       583       956
   Mortgage Banking Fees                           264       137       460       268
   Deposit Related Charges and Fees                324       308       643       606
   Gain/(Loss) on Sale of Securities/Loans          50         -        50        74
   Insurance and Annuity Commissions                26         7        48        23
   Other                                            24        89        28       121
                                               -------   -------   -------   -------
   Total Non-Interest Income                     1,257     1,253     2,206     2,489
NON-INTEREST EXPENSE
   Compensation and Benefits                     1,750     1,849     3,782     3,737
   Commissions and Incentives                      159       145       289       338
   Occupancy and Equipment                         462       472       923       957
   Federal Deposit Insurance Premium                19        20        38        40
   Data Processing                                 293       266       573       526
   Advertising                                     216       204       361       410
   Other Real Estate Owned                           -        73        24       273
   Amortization of Goodwill                         42        51        84       103
   Amortization of Mortgage Servicing Rights        18        18        43        44
   Other                                           639       475     1,082       964
                                               -------   -------   -------   -------
   Total Non-Interest Expense                    3,598     3,573     7,199     7,392
                                               -------   -------   -------   -------
INCOME BEFORE INCOME TAXES                       2,745     2,656     5,049     5,204
Income Tax Provision                            (1,038)     (976)   (1,912)   (1,911)
                                               -------   -------   -------   -------
NET INCOME                                     $ 1,707   $ 1,680   $ 3,137   $ 3,293
                                               =======   =======   =======   =======
Basic Earnings per Share                         $0.50     $0.49     $0.92     $0.96
Diluted Earnings per Share                       $0.48     $0.47     $0.87     $0.91

Total Comprehensive Income                     $ 1,810   $ 1,976   $ 3,120   $ 3,447

AVERAGE BALANCE SHEET
The following table sets forth certain information related to the Company's average balance sheet. It reflects the average yield on assets and average cost of liabilities for the periods indicated, on a fully tax equivalent basis, as derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated. (Dollars in Thousands)


                                                               THREE MONTHS ENDED
                                     -------------------------------------------------------------------
                                                JUNE 30, 2003                    JUNE 30, 2002
                                     --------------------------------- ---------------------------------
                                        AVERAGE                AVERAGE    AVERAGE             AVERAGE
                                        BALANCE   INTEREST   YIELD/COST   BALANCE  INTEREST  YIELD/COST
                                       --------   --------   ----------   -------  --------  ----------
INTEREST EARNING ASSETS:
  Commercial Loans(A)(B)               $ 53,231    $   683      5.13%    $ 53,045   $   784     5.91%
  Multi-Family Loans(A)(B)              266,017      3,680      5.53      226,610     3,465     6.12
  Commercial Real Estate Loans(A)(B)     82,016      1,213      5.92       78,944     1,407     7.13
  Construction Loans(A)(B)               55,094        811      5.89       48,437       865     7.14
  Commercial Leases(B)                      302          5      6.62        1,288        20     6.21
  Mortgage Loans(A)(B)                   53,262        944      7.09       55,439     1,036     7.47
  Consumer Loans (A)                     34,468        510      5.92       43,273       725     6.70
  Securities                             34,013        332      3.90       47,177       588     4.99
  Mortgage-Backed and Related
    Securities                                -          -         -        2,906        52     7.16
  Equity Investments                     10,041        163      6.49        9,405       121     5.15
  Other Investments                       5,371         14      1.04       17,686        71     1.61
                                       --------    -------      ----     --------   -------     ----
Total Interest-Earning Assets          $593,815    $ 8,355      5.63%    $584,210   $ 9,134     6.25%
Non-Interest Earning Assets              19,296                            19,613
                                       --------                          --------
  TOTAL ASSETS                         $613,111                          $603,823
                                       ========                          ========

INTEREST-BEARING LIABILITIES:
  Interest-Bearing Checking            $ 36,906    $   118      1.28%    $ 30,349   $   101     1.33%
  Savings                               118,743        419      1.41       69,520       434     2.50
  Money Market                           74,352        210      1.13      101,601       440     1.73
  Certificates of Deposits              139,481      1,095      3.14      170,067     1,642     3.86
  Jumbo CDs                               1,839          7      1.52        3,673        22     2.40
  Purchased CDs                          71,594        475      2.65       62,327       552     3.54
  FHLB Advances                          56,242        560      3.99       67,000       711     4.25
  Other Borrowed Funds                   17,263         62      1.44       10,260        59     2.30
                                      ---------    -------      ----     --------   -------     ----
Total Interest-Bearing Liabilities     $516,420    $ 2,946      2.28%    $514,797   $ 3,961     3.08%
Non-Interest Bearing Deposits            35,764                            32,014
Other Liabilities                        11,464                            11,002
                                      ---------                          --------
TOTAL LIABILITIES                      $563,647                          $557,813
Stockholders' Equity                     49,464                            46,010
                                       --------                          --------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                $613,111                          $603,823
                                       ========                          ========
NET INTEREST INCOME (Tax Equivalent)               $ 5,409                          $ 5,173
                                                   =======                          =======
NET INTEREST RATE SPREAD (C)                                    3.35%                           3.17%
                                                                ====                            ====
NET INTEREST MARGIN (D)                                         3.64%                           3.54%
                                                                ====                            ====
(A) Includes cash basis loans.
(B) Includes deferred fees/costs.
(C) Interest Rate Spread is calculated by subtracting the average cost of interest-bearing liabilities from the average rate on interest-earning assets.
(D) Net Interest Margin is calculated by dividing net interest income by average interest-earning assets.

AVERAGE BALANCE SHEET
The following table sets forth certain information related to the Company's average balance sheet. It reflects the average yield on assets and average cost of liabilities for the periods indicated, on a fully tax equivalent basis, as derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods indicated. (Dollars in thousands)


                                                                 SIX MONTHS ENDED
                                     -------------------------------------------------------------------
                                                JUNE 30, 2003                    JUNE 30, 2002
                                     --------------------------------- ---------------------------------
                                        AVERAGE                AVERAGE    AVERAGE             AVERAGE
                                        BALANCE   INTEREST   YIELD/COST   BALANCE  INTEREST  YIELD/COST
                                       --------   --------   ----------   -------  --------  ----------
INTEREST EARNING ASSETS:
  Commercial Loans(A)(B)               $ 54,081    $ 1,401      5.18%    $ 51,869   $ 1,537     5.93%
  Multi-Family Loans(A)(B)              259,492      7,257      5.59      228,432     7,284     6.38
  Commercial Real Estate Loans(A)(B)     83,209      2,480      5.96       80,067     2,907     7.26
  Construction Loans(A)(B)               54,377      1,595      5.87       51,578     1,894     7.34
  Commercial Leases(B)                      373         11      5.90        1,449        44     6.07
  Mortgage Loans(A)(B)                   53,988      1,919      7.11       56,491     2,130     7.54
  Consumer Loans (A)                     35,712      1,063      5.95       44,121     1,485     6.73
  Securities                             33,787        696      4.12       43,354     1,099     5.07
  Mortgage-Backed and Related
    Securities                                -          -         -        3,112       114     7.33
  Equity Investments                      9,902        304      6.14        9,267       237     5.11
  Other Investments                       3,947         21      1.06        9,393        75     1.60
                                       --------    -------      ----     --------   -------     ----
Total Interest-Earning Assets          $588,868    $16,747      5.69%    $579,133   $18,806     6.49%
Non-Interest Earning Assets              18,763                            19,135
                                       --------                          --------
  TOTAL ASSETS                         $607,629                          $598,268
                                       ========                          ========

INTEREST-BEARING LIABILITIES:
  Interest-Bearing Checking            $ 35,651    $   226      1.27%    $ 29,860   $   198     1.33%
  Savings                               112,132        965      1.72       63,985       794     2.48
  Money Market                           77,904        456      1.17      105,111       904     1.72
  Certificates of Deposits              144,474      2,319      3.21      170,276     3,416     4.01
  Jumbo CDs                               1,852         16      1.73        6,366        84     2.64
  Purchased CDs                          70,628        955      2.70       55,676     1,037     3.73
  FHLB Advances                          55,901      1,112      3.98       66,088     1,415     4.28
  Other Borrowed Funds                   13,239         95      1.44       13,009       150     2.32
                                      ---------    -------      ----     --------   -------     ----
Total Interest-Bearing Liabilities     $511,781    $ 6,144      2.40%    $510,371   $ 7,998     3.13%
Non-Interest Bearing Deposits            35,415                            31,553
Other Liabilities                        11,252                            10,536
                                      ---------                          --------
TOTAL LIABILITIES                      $558,448                          $552,459
Stockholders' Equity                     49,181                            45,809
                                       --------                          --------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                $607,629                          $598,268
                                       ========                          ========
NET INTEREST INCOME                                $10,603                          $10,808
                                                   =======                          =======
NET INTEREST RATE SPREAD (C)                                    3.29%                           3.36%
                                                                ====                            ====
NET INTEREST MARGIN (D)                                         3.60%                           3.73%
                                                                ====                            ====

(A) Includes cash basis loans.
(B) Includes deferred fees/costs.
(C) Interest Rate Spread is calculated by subtracting the average cost of interest-bearing liabilities from the average rate on interest-earning assets.
(D) Net Interest Margin is calculated by dividing net interest income by average interest-earning assets.